Exhibit 99.1

FORM OF INSTRUCTIONS FOR USE OF

VILLAGE BANK AND TRUST FINANCIAL CORP.

SUBSCRIPTION RIGHTS CERTIFICATES

Village Bank and Trust Financial Corp., a Virginia corporation (“we”, “us”, “our” or the “Company”), is distributing, at no charge, to holders of its common stock, par value $4.00 per share, non-transferable subscription rights to purchase up to an aggregate of 1,051,866 shares of its common stock, as described in the Company’s prospectus dated [•], 20[•] (the “Prospectus”). Each recordholder of common stock will receive one subscription right for each share of common stock owned as of 5:00 p.m., Eastern Time, on [•], 20[•] (the “Record Date”). Each subscription right will entitle the holder to purchase three shares of common stock at the cash price of $[•] per full share (the “Subscription Price”), which we refer to as the basic subscription privilege. For example, if a recordholder owned 100 shares of common stock as of 5:00 p.m., Eastern Time, on the Record Date, it would receive 100 rights and would have the right to purchase 300 shares of common stock for the Subscription Price pursuant to its basic subscription privilege.

The rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on [•], 20[•], unless the Company extends the offering period for up to 30 days until [•], 20[•] (as it may be extended, the “Expiration Time”).

If a holder purchases all of the shares of common stock available to it pursuant to its basic subscription privilege, the holder may also exercise an oversubscription privilege to purchase a portion of any shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription privilege or by the standby investor. The oversubscription privilege will only be offered for an aggregate number of shares that, when combined with the number of shares purchased pursuant to the shareholders’ basic subscription privilege and by the standby investor, does not exceed 1,051,866 shares. We reserve the right to accept or reject oversubscriptions for any reason. If oversubscription requests exceed the number of shares of common stock remaining available for sale after purchases by all shareholders exercising their basic subscription privilege and the standby investor, then we will have discretion to allocate the remaining available shares of common stock among shareholders who oversubscribed as we deem appropriate. When determining how to allocate such remaining shares, we may give priority to those oversubscription purchasers that we believe will develop future business relationships with us, refer business to us or purchase additional shares of our common stock on the open market after the closing of the offering.

Other than the standby investor or any shareholder that owns, as of the date of the Prospectus, more than 5% of our issued and outstanding shares of common stock, a person or entity, together with related persons or entities, may not exercise subscription rights (including the oversubscription privilege) to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning 5% or more of our issued and outstanding shares of common stock following the offering, or that would otherwise require regulatory approval. In addition, any person or entity, together with related persons or entities, that exercises subscription rights (including the oversubscription privilege) to purchase shares of our common stock that, when aggregated with their existing ownership, results in such person or entity, together with any related persons or entities, owning 3% or more of our issued and outstanding shares of common stock following the offering will be required to enter into an agreement prohibiting such person or entity from purchasing additional shares that would result in such person or entity owning more than 5% of our issued and outstanding shares of common stock. In addition, notwithstanding any other information presented herein or in the Prospectus, we do not intend to accept any subscriptions pursuant to the basic subscription privilege or the oversubscription privilege if we believe such subscriptions or oversubscriptions may have an unfavorable effect on our ability to preserve our net operating loss carryforwards deferred tax asset.

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Each recordholder will be required to submit payment in full for all the shares it wishes to buy with its basic subscription privilege and its oversubscription privilege. Because we will not know the total number of unsubscribed shares prior to the expiration of the offering, if a recordholder wishes to maximize the number of shares purchased pursuant to the recordholder’s oversubscription privilege, the recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of common stock that may be available to the recordholder, assuming the recordholder fully exercises its basic subscription privilege and is allotted the full amount of its oversubscription privilege as elected by the recordholder.

We will not be required to issue shares of our common stock to you if Computershare, Inc., as subscription agent, does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents. We may extend the offering period for up to 30 days until [•], 20[•] for any reason by giving oral or written notice to the subscription agent on or before the Expiration Time. We will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced Expiration Time of the offering. The rights will be evidenced by non-transferable subscription rights certificates and will cease to have any value at the Expiration Time.

The number of rights to which you are entitled is printed on the face of your subscription rights certificate. You should indicate your election with regard to the exercise of your rights, including pursuant to the oversubscription privilege, by completing the appropriate portions of your subscription rights certificate and returning the certificate to the subscription agent in the envelope provided.

THE SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVERSUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. ONCE A RECORDHOLDER HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE AND WILL NO LONGER BE EXERCISABLE.

1.          How to Exercise Your Subscription Rights

To exercise rights, complete your subscription rights certificate and send the properly completed and executed subscription rights certificate evidencing such rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each share of common stock subscribed for pursuant to the basic subscription privilege plus the full Subscription Price for any unsubscribed shares you elect to subscribe for pursuant to the oversubscription privilege, to the subscription agent, on or prior to the Expiration Time. Payment of the Subscription Price will be held in a segregated account to be maintained by the subscription agent. All payments must be made in U.S. dollars for the full number of shares of common stock being subscribed for by:

•	personal check payable to “Computershare, Inc., as subscription agent for Village Bank and Trust Financial Corp.” drawn upon a U.S. bank; or

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•	certified check payable to “Computershare, Inc., as subscription agent for Village Bank and Trust Financial Corp.” drawn upon Village Bank.

Please note that funds paid by personal check may take seven or more business days to clear. Accordingly, if you wish to pay by means of a personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time. We also urge you to consider payment by means of a certified check drawn upon Village Bank in order to expedite the receipt of your payment.

Payments made by check, as described above, should be delivered to Computershare, Inc., the subscription agent, as follows:

If by registered certified or express mail, to:

Computershare Trust Company, N.A.

c/o Voluntary Corporation Actions

P.O. Box 43011

Providence, RI 02940

If by courier, to:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

250 Royall Street Suite V

Canton, MA 02021

Payment received after the expiration of the offering will not be honored, and the subscription agent will return your payment to you, without interest or penalty, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	receipt by the subscription agent and clearance of a personal check drawn upon a U.S. bank;
•	receipt by the subscription agent of a certified check drawn upon Village Bank; or
•	receipt of collected funds in the subscription agent’s escrow account.

Delivery to an address other than as listed above does not constitute valid delivery.

If you do not indicate the number of rights being exercised, or the subscription agent does not receive the full subscription payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of whole rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If your aggregate subscription payment is greater than the amount you owe for exercise of your basic subscription privilege in full, you will be deemed to have exercised your oversubscription privilege to purchase the maximum number of unsubscribed shares that may be purchased with your over-payment. If we do not apply your full subscription payment to your purchase of shares of common stock, the excess subscription payment received by the subscription agent will be returned to you, without interest or penalty, as soon as practicable.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the subscription rights certificate on your behalf.

Brokers, dealers, custodian banks and other nominee holders of rights who exercise the basic subscription privilege and the oversubscription privilege on behalf of beneficial owners of rights will be required to certify to the subscription agent and the Company as to the aggregate number of rights that have been exercised pursuant to the basic subscription privilege and the number of shares of common stock that are being subscribed for pursuant to the oversubscription privilege, by each beneficial owner of rights (including such nominee itself) on whose behalf such nominee holder is acting.

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The Company can provide no assurances that each recordholder will actually be entitled to purchase the number of shares of common stock issuable upon the exercise of its oversubscription privilege in full at the expiration of the offering. The Company will only honor an oversubscription privilege to the extent sufficient shares of common stock are available following the exercise of rights under the basic subscription privilege and the standby investor’s purchase of common stock as described in the Prospectus.

2.          Issuance of Common Stock

The following deliveries and payments will be made to the address shown on the face of your subscription rights certificate, unless you provide instructions to the contrary on your subscription rights certificate.

(a)          Basic Subscription Privilege. As soon as practicable after the Expiration Time and the valid exercise of rights, the subscription agent will issue shares of common stock issuable with respect to shares of common stock purchased pursuant to the basic subscription privilege. All of such shares will be issued in book-entry uncertificated form. If you are a recordholder as of the record date and purchase shares in the offering by submitting a subscription rights certificate, other subscription materials, and payment, we will issue the new shares as soon as practicable after the completion of the offering, and you will receive confirmation from the subscription agent by mail that your shares were electronically issued. If, as of the Record Date, your shares were held by a custodian bank, broker, dealer, or other nominee, and you participate in the offering, your custodian bank, broker, dealer, or other nominee will be credited with the shares of common stock you purchase in the offering as soon as practicable after the completion of the offering, and your nominee will credit your account with such shares.

(b)          Oversubscription Privilege. As soon as practicable after the Expiration Time, the subscription agent will issue to each recordholder that validly exercises the oversubscription privilege the number of shares of common stock, if any, allocated to such recordholder pursuant to the oversubscription privilege. All of such shares will be issued in book-entry form as described above.

(c)          Excess Cash Payments. As soon as practicable after the Expiration Time and after all allocations contemplated by the terms of the offering have been effected, any excess subscription payments received in payment of the Subscription Price by the subscription agent will be mailed to each recordholder, without interest or penalty.

3.          Sale or Transfer of Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your rights to anyone.

4.          Execution

(a)          Execution by Registered Holder. The signature on the subscription rights certificate must correspond with the name of the registered holder exactly as it appears on the face of the subscription rights certificate without any alteration or change whatsoever. Persons who sign the subscription rights certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority to so act.

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(b)          Execution by Person Other than Registered Holder. If the subscription rights certificate is executed by a person other than the holder named on the face of the subscription rights certificate, proper evidence of authority of the person executing the subscription rights certificate must accompany the same unless, for good cause, the subscription agent dispenses with proof of authority.

(c)          Signature Guarantees. Your signature must be guaranteed by an Eligible Guarantor Institution (as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended) if you specify special issuance instructions.

5.          Method of Delivery

The method of delivery of subscription rights certificates and payment of the Subscription Price to the subscription agent will be at the election and risk of the recordholder. However, if you elect to exercise your rights, the Company urges you to consider using a certified check drawn upon Village Bank to ensure that the subscription agent receives your funds prior to the Expiration Time. If you send a personal check, payment will not be deemed to have been received by the subscription agent until the check has cleared, but if you send a certified check, payment will be deemed to have been received by the subscription agent immediately upon receipt of such certified check. Any personal check used to pay for shares of common stock must clear the appropriate financial institutions prior to the Expiration Time. The clearing house may require seven or more business days. Accordingly, recordholders that wish to pay the Subscription Price by means of a personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that the subscription agent receives cleared funds before that time.

6.          Special Provisions Relating to the Delivery of Rights through the Depository Trust Company

In the case of rights that are held of record through the Depository Trust Company (“DTC”), exercises of the basic subscription privilege and of the oversubscription privilege may be effected by instructing DTC to transfer rights from the DTC account of such recordholder to the DTC account of the subscription agent, together with certification as to the aggregate number of rights subscribed for pursuant to the basic subscription privilege and the number of unsubscribed shares subscribed for pursuant to the oversubscription privilege by each beneficial owner of rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of common stock subscribed for pursuant to the basic subscription privilege and the oversubscription privilege.

IF YOU HAVE ANY QUESTIONS REGARDING COMPLETING A SUBSCRIPTION RIGHTS CERTIFICATE OR SUBMITTING PAYMENT IN THE OFFERING, PLEASE CONTACT OUR SALES AGENTS, COMPASS POINT RESEARCH & TRADING, LLC AND BOENNING & SCATTERGOOD, INC., AT (216) 378-1297. IF YOU HAVE ANY GENERAL QUESTIONS REGARDING THE OFFERING, THE COMPANY, OR VILLAGE BANK, PLEASE CONTACT OUR CHIEF FINANCIAL OFFICER, C. HARRIL WHITEHURST, JR., AT (804) 419-1232.

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